Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Amer Sports, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value EUR 0.0300580119630888 each, to be issued pursuant to the Amer Sports, Inc. 2025 Employee Share Purchase Plan	(1)	Other	11,076,907	$30.24	$334,965,667.68	0.0001381	$46,258.76

Total Offering Amounts:						$334,965,667.68		46,258.76
Total Fee Offsets:								0.00
Net Fee Due:								$46,258.76

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, par value EUR 0.0300580119630888 per share (“Ordinary Shares”), of Amer Sports, Inc. (the “Registrant”) authorized for issuance under the Amer Sports, Inc. 2025 Employee Share Purchase Plan (the “ESPP”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that may become issuable under the ESPP by reason of any stock split, stock dividend or similar transaction involving the Ordinary Shares.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on New York Stock Exchange on November 14, 2025.

Rounded up to the nearest cent.